Exhibit 99.1

Olympic Steel Reports Record Quarterly and First-Half Net Sales

Second-Quarter 2018 Net Income More than Triples, on 27% Higher Sales

Board Declares Regular Quarterly Cash Dividend

CLEVELAND--(BUSINESS WIRE)--August 2, 2018--Olympic Steel Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced significantly improved financial results for the three- and six-month periods ended June 30, 2018.

Net sales increased 27% in 2018’s second quarter, to $453 million, which is the highest quarterly sales level posted in the Company’s history. This compared with $356 million in net sales during the same quarter of 2017. Year-to-date net sales rose 20% over the same period in 2017, reaching a record $829 million in 2018’s first half, versus $691 million in the first half of 2017. Higher shipping volume and higher average prices drove the year-over-year growth.

“Record sales tonnage of specialty metals products helped us achieve record revenue in the quarter and six-month period,” said Chairman and Chief Executive Officer Michael D. Siegal. “In addition, our strong margins have substantially improved this year’s financial results.”

Second-quarter net income in 2018 increased 230% to $15.8 million, or $1.39 per diluted share, compared with net income of $4.8 million, or $0.42 per diluted share, in 2017’s same quarter. Net income was negatively impacted in the second quarter of 2018 by $1.5 million in LIFO expense, which reduced earnings by $0.10 per diluted share in the quarter. In the second quarter of the prior year, LIFO expense reduced net income by $0.4 million, or $0.02 per diluted share. Adjusting for LIFO impacts in both periods, second quarter 2018 net income improved to $1.49 per diluted share, up from $0.44 per diluted share in 2017’s second quarter. The table that follows provides a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

“Our stainless-steel sales were already at all-time highs prior to our acquisition of Berlin Metals in April,” Siegal said. “We have successfully integrated Berlin’s business into our existing specialty metals operating segment and we continue to evaluate additional strategic acquisition opportunities.”

In the first half of 2018, GAAP net income grew to $23.5 million, or $2.06 per diluted share, up from $12.5 million, or $1.10 per diluted share in 2017’s comparable period. LIFO expense totaled $2.0 million, or $0.13 per diluted share in the first half of 2018, compared with $0.8 million, or $0.05 per diluted share in last year’s first half. In the first quarter of 2017, an out-of-period income tax adjustment resulted in a one-time reduction of income tax expense, which increased net income by $1.9 million, or $0.17 per diluted share in last year’s first half. Adjusting for LIFO expense and last year’s tax benefit, net income grew to $2.19 per diluted share in the first half of 2018, up from $0.98 per diluted share in the same period of 2017.

“Demand for metal products remains elevated,” Siegal added. “Despite the international trade issues, our customers are anticipating strong business conditions to continue in the second half of the year.”

The Company’s Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on Sept. 17, 2018, to shareholders of record on Sept. 4, 2018.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share
The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

	(unaudited)		(unaudited)
Net income per diluted share (GAAP):	$1.39	$0.42	$2.06	$ 1.10
Excluding the following items:
Tax adjustment on retirement plan	-	-	-	(0.17)
LIFO expense	0.10	0.02	0.13	0.05
Adjusted net income per diluted share (non-GAAP):	$1.49	$0.44	$2.19	$ 0.98

Conference Call and Webcast

A simulcast of Olympic Steel’s 2018 second-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 9 a.m. EDT on Aug. 2, and a replay of the call will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: the recent inflation in metals pricing provides risks of falling metals prices and inventory devaluation; general and global business, economic, financial, and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and newly imposed tariffs and duties on exported steel; the availability and rising costs of transportation and logistical services; the successes of our efforts and initiatives to increase sales and earnings, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings; our ability to generate free cash flow through operations and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate Berlin Metals, LLC, or Berlin Metals, into our business and risks inherent with the Berlin Metals acquisition in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; the success of our operational initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; increased labor costs and tighter employment markets related to tighter employment markets; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies; and changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share, which is a non-GAAP financial measure. Management’s view of the Company’s performance includes adjusted earnings per share, and management uses this non-GAAP financial measure internally for planning and forecasting purposes and to measure the performance of the Company. We believe this non-GAAP financial measure provides useful and meaningful information to us and investors because it enhances investors’ understanding of the continuing operating performance of our business and facilitates the comparison of performance between past and future periods. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, and tin products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 31 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or http://ir.olysteel.com/Contact_Us?BzID=2195

Olympic Steel, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$452,917	$356,195	$828,515	$691,088

Costs and expenses
Cost of materials sold (excludes items shown separately below)	356,061	283,041	650,838	541,495
Warehouse and processing	23,813	21,838	47,249	45,339
Administrative and general	21,523	17,887	40,396	36,052
Distribution	13,386	10,568	25,525	20,933
Selling	7,107	6,496	14,335	13,007
Occupancy	2,297	2,191	4,852	4,501
Depreciation	4,164	4,319	8,187	8,633
Amortization	247	222	469	444

Total costs and expenses	428,598	346,562	791,851	670,404

Operating income	24,319	9,633	36,664	20,684

Other income (loss), net	(93)	(28)	(139)	(54)
Income before interest and income taxes	24,226	9,605	36,525	20,630
Interest and other expense on debt	2,670	1,788	4,656	3,414
Income before income taxes	21,556	7,817	31,869	17,216
Income tax provision	5,708	3,020	8,392	4,720

Net income	$15,848	$4,797	$23,477	$12,496

Earnings per share:

Net income per share - basic	$1.39	$0.42	$2.06	$1.10

Weighted average shares outstanding - basic	11,435	11,383	11,419	11,382

Net income per share - diluted	$1.39	$0.42	$2.06	$1.10

Weighted average shares outstanding - diluted	11,435	11,390	11,419	11,387

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At June 30, 2018	At Dec. 31 2017
	(unaudited)
Assets

Cash and cash equivalents	$5,501	$3,009
Accounts receivable, net	205,245	132,737
Inventories, net (includes LIFO debit of $3,337 as of June 30, 2018 and $5,337 as of Dec. 31, 2017)	363,595	275,307
Prepaid expenses and other	5,273	8,333
Assets held for sale	750	750
Total current assets	580,364	420,136

Property and equipment, at cost	394,470	376,710
Accumulated depreciation	(236,962)	(229,062)
Net property and equipment	157,508	147,648

Intangible assets, net	27,766	22,980
Other long-term assets	13,318	13,394
Total assets	$778,956	$604,158

Liabilities

Current portion of long-term debt	$-	$930
Accounts payable	127,113	84,034
Accrued payroll	15,378	11,999
Other accrued liabilities	15,543	14,184
Total current liabilities	158,034	111,147
Credit facility revolver	297,674	196,235
Other long-term liabilities	11,898	12,048
Deferred income taxes	14,562	12,145
Total liabilities	428,168	331,575

Shareholders' Equity

Preferred stock	-	-
Common stock	130,417	129,453
Treasury stock	(132)	(337)
Retained earnings	166,503	143,467
Total shareholders' equity	296,788	272,583
Total liabilities and shareholders' equity	$778,956	$604,158

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three Months Ended June 30:
	(unaudited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products[1]
	2018	2017	2018	2017	2018	2017
Tons Sold[1]	304,361	308,458	38,806	22,539	NA	NA

Net Sales	$279,292	$237,058	$97,354	$58,280	$76,271	$60,857
Average selling price per ton	918	769	2,509	2,586	NA	NA
Cost of materials sold[2]	217,143	189,650	82,667	50,046	56,251	43,345
Gross profit[3]	62,149	47,408	14,687	8,234	20,020	17,512
Operating expenses[4]	43,845	40,169	9,163	5,375	15,470	15,168
Operating income	$18,304	$7,239	$5,524	$2,859	$4,550	$2,344

Depreciation and Amortization	2,580	2,905	335	198	1,469	1,412

	Six Months Ended June 30:
	(unaudited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products[1]
	2018	2017	2018	2017	2018	2017
Tons Sold[1]	601,965	612,250	63,669	45,732	NA	NA

Net Sales	$520,185	$453,974	$162,884	$116,235	$145,446	$120,879
Average selling price per ton	864	741	2,558	2,542	NA	NA
Cost of materials sold[2]	406,917	358,823	138,799	98,330	105,122	84,342
Gross profit[3]	113,268	95,151	24,085	17,905	40,324	36,537
Operating expenses[4]	86,859	80,537	15,548	11,061	31,508	31,706
Operating income	$26,409	$14,614	$8,537	$6,844	$8,816	$4,831

Depreciation and Amortization	5,140	5,794	540	424	2,925	2,808
[1]	Tonnage is less meaningful for the Tubular and Pipe Products segment and therefore, is not reported.
[2]

Includes LIFO expense for the Tubular and Pipe Products segment of $1.5 million, and $2.0 million, for the three and six months ended June 30, 2018; and $0.4 million, and $0.8 million for the three and six months ended June 30, 2017.

[3]	Gross profit is calculated as net sales less the cost of materials sold.
[4]	Operating expenses are calculated as total costs and expenses less the cost of materials sold.

Olympic Steel, Inc.
Segment Financial Information Cont.
(In thousands, unaudited)

	At June 30, 2017	At Dec. 31, 2017
Assets
Flat products	$569,775	$409,116
Tubular and pipe products	208,605	194,787
Corporate	576	255
Total assets	$778,956	$604,158

Other Information:
(audited, in thousands, except per-share data)
	At June 30,	At Dec. 31,
	2018	2017

Shareholders' equity per share	$26.96	$24.80

Debt-to-equity ratio	1.00 to 1	0.72 to 1

	Six Months Ended
	June 30,
	2018	2017

Net cash from (used for) operating activities	$(61,883)	$(38,483)

Cash dividends per share	$0.04	$0.04

CONTACT:
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522